UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 16, 2021

American Water Works Company, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number: 001-34028

Delaware	51-0063696
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)
1 Water Street
Camden, NJ 08102-1658
(Address of principal executive offices, including zip code)
(856) 955-4001
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common stock, par value $0.01 per share	AWK	New York Stock Exchange

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(c)    On February 18, 2021, American Water Works Company, Inc. (the “Company”) issued a press release announcing that Cheryl Norton has been unanimously appointed by the Board of Directors of the Company to serve as the Company’s Executive Vice President and Chief Operating Officer, effective March 1, 2021 and until the Company’s 2021 Annual Meeting of Shareholders and until her successor is elected and qualified or until her earlier death, resignation or removal. The date of this appointment was February 17, 2021.
Ms. Norton, 56, has over 30 years of employment with the Company and its subsidiaries in various roles, including operational leadership, environmental stewardship, laboratory management and research. She has been serving as the Company’s Senior Vice President, Chief Environmental Officer since March 1, 2020 and the Company’s Senior Vice President, Eastern Division and President of its New Jersey subsidiary since March 2019. Prior to that, Ms. Norton served as President of the Company’s Missouri subsidiary from November 2015 to March 2019, and President of its Kentucky subsidiary from January 2011 until November 2015.
Effective March 1, 2021, Ms. Norton will be entitled to receive an annual base salary of $500,000 per year, an Annual Performance Plan (“APP”) cash award opportunity equal to 75% of her annual base salary (at target) and 2021 Long-Term Performance Plan (“LTPP”) equity target awards of, in the aggregate, approximately 150% of her base salary. Ms. Norton’s LTPP awards granted beginning March 1, 2021 will have substantially similar terms as the LTPP awards granted by the Company to an executive serving in the chief operating officer role. Ms. Norton will continue to participate in the Company’s Executive Severance Policy, qualified pension plan and employee nonqualified deferred compensation plan, and she will continue to receive other benefits typically provided to senior executives of the Company at her level of employment.
Other than as described above, there are no arrangements or understandings between Ms. Norton and any other person pursuant to which she was appointed as an executive officer of the Company. Ms. Norton does not have any familial relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer. Ms. Norton does not have any direct or indirect material interest in any transaction in which the Company is or is to be a participant and which would require reporting under Item 404(a) of Regulation S-K.
A copy of the press release issued by the Company on February 18, 2021 in connection with the matters described in this Item 5.02(c) has been filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference herein.
(e)    On February 16, 2021, based on the recommendation of its independent compensation consultant, the Executive Development and Compensation Committee of the Board of Directors (the “ED&CC”) unanimously approved increases in the compensation of Walter J. Lynch, President and Chief Executive Officer of the Company, effective February 16, 2021, to the following levels: annual base salary — $1,000,000; APP award opportunity (at target) — 110% of annual base salary; and 2021 LTPP equity target awards — approximately 400% of base salary in the aggregate. On February 17, 2021, based on the ED&CC’s recommendation, the independent members of the Board of Directors unanimously approved these recommendations.
Item 8.01.    Other Events.
As part of the matters described above in response to Item 5.02, on February 17, 2021, the Board appointed Bruce A. Hauk, currently serving as the Company’s President, Regulated Operations and Military Services Group, to serve as Deputy Chief Operating Officer, effective as of March 1, 2020.
Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits.

The following exhibits to this Current Report have been provided herewith (as noted below):

Exhibit No.	Description
99.1*	Press Release, dated February 18, 2021, issued by the Company.
104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL).
* Filed herewith.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN WATER WORKS COMPANY, INC.

Dated:	February 18, 2021	By:	/s/ M. SUSAN HARDWICK
M. Susan Hardwick
Executive Vice President and Chief Financial Officer
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